[STANDARD LOGO]

                        STANDARD COMMERCIAL CORPORATION
                               2201 Miller Road
                         Wilson, North Carolina 27893


                   Notice of Annual Meeting of Shareholders
                          To Be Held August 10, 1999




Dear Shareholder:

   You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Standard Commercial Corporation to be held at Hardy Alumni Hall on the campus of Barton College in Wilson, North Carolina, on Tuesday, August 10, 1999 at 12 noon to:

            (a)   elect three directors;

            (b) ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2000; and

            (c) transact such other business as may properly come before the meeting.

   Shareholders of record at the close of business on June 16, 1999 will be entitled to vote at the meeting.


                                                Sincerely,

                                                /s/ Robert E. Harrison
                                                ----------------------
                                                Robert E. Harrison
                                                President

June 25, 1999

   You are invited to a luncheon immediately following the meeting. If you plan to attend, please complete and return the enclosed card directly to the Company or telephone Carol Whitehead at 252-291-5507 Extension 259. If you need directions to Barton College please contact Mrs. Whitehead.

   PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING AND RETURNING YOUR PROXY IN THE ENVELOPE PROVIDED.

                        STANDARD COMMERCIAL CORPORATION

                        -------------------------------
                                Proxy Statement
                        Annual Meeting of Shareholders
                                August 10, 1999
                        -------------------------------

   The accompanying proxy is solicited by the Board of Directors. A shareholder giving a proxy may revoke it at any time before it is exercised. Shareholders of record at the close of business on June 16, 1999 will be entitled to vote at the meeting or any adjournments thereof. It is expected that proxy material will be mailed on or about June 25, 1999.

                             ELECTION OF DIRECTORS

   The Company's Articles of Incorporation divide the Board of Directors into three classes as nearly equal in number as possible, each of which serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. Three of the present directors, Marvin W. Coghill, Robert E. Harrison and William A. Ziegler, who were elected for three-year terms expiring at this Annual Meeting, have been nominated for three-year terms expiring at the Annual Meeting in 2002. Henry R. Grunzke, who has served as a Director since 1987, is retiring from the Board effective June 30, 1999. B. Clyde Preslar who was appointed to the Board in June, 1999, will fill the unexpired term (2000) of Ery W. Kehaya who died in November of 1998. In order to comply with the Company's Articles of Incorporation, which require that there be a minimum of three Directors in each class, Mr. Murray, who was elected to hold office until 2001, has consented to be reallocated to the class of Directors whose terms expire in 2000. The five other directors, who were elected for terms expiring at the Annual Meetings in 2000 and 2001, will remain in office.

                INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

   The   information   that  follows  as  to  the  principal   occupations   and
directorships and the number of shares of the Company's common stock beneficially owned, directly or indirectly, has been furnished to the Company by such persons.


Name, Age and Year First Became Director           Principal Occupation During Past Five Years
                        Nominees for Terms Expiring in 2002

Marvin W. Coghill - 65, Director 1974              Chairman - Tobacco  Division;  prior to April 1994, President of the
                                                   Company.

Robert E. Harrison - 45, Director 1995             President and Chief Executive Officer since August 1996. He was employed in July  1995 as  Senior  Vice President and Chief Financial Officer and
                                                   retained the latter  position until  April  1998.   Previously  employed
                                                   by  R  J  Reynolds International in a number of management positions, primarily in the Far East.

William A. Ziegler - 74, Director 1985             Retired  partner, Sullivan & Cromwell, attorneys.

                        Directors Continuing in Office Until 2000

J. Alec G. Murray - 62,  Director 1977             Chairman of the Board since August 1996;  previously  President/Vice
                                                   Chairman and Chief Executive Officer.

Daniel M. Sullivan - 75,  Director 1995            Founder and retired Chief  Executive  Officer,  Frost & Sullivan,  Inc.;
                                                   currently Chairman JLM Couture, Inc. and director of four private companies.

B. Clyde Preslar - 45, Director 1999               Vice President - Finance and Chief Financial Officer, Lance, Inc. Prior
                                                   thereto he was Director of Financial Services with Black & Decker.

                    Directors Continuing in Office Until 2001

William S. Barrack, Jr. - 69, Director 1992        Retired Senior Vice President, Texaco Inc. A director  of  Consolidated
                                                   Natural Gas Company.

Charles H. Mullen - 71,  Director 1995             Retired  Chairman and Chief Executive Officer, The American Tobacco
                                                   Company, and retired Vice President, American Brands, Inc. A director of Swisher  International Group Inc.

William S. Sheridan - 45, Director 1998            Senior Vice President and Chief Financial  Officer Sotheby's Holdings,
                                                   Inc. since 1996. Prior thereto he was a partner with Deloitte & Touche LLP.

--------------

   There are no family relationships among any of the directors and executive officers.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth at June 16, 1999 the common stock owned beneficially, according to advice received by the Company, by each 5% or larger shareholder, by each director, by each of the executive officers listed in the Summary Compensation Table and by all executive officers and directors as a group:

Name and Address                    Shares Owned       % of Class


Estate of Ery W. Kehaya                1,541,666  1         11.9%
474 Dover Road
Tequesta, FL  33469

FMR Corp.                              1,248,900             9.7%
82 Devonshire Street
Boston, MA  02109

Franklin Resources, Inc.               1,126,472             8.7%
777 Mariners Island Blvd
San Mateo, CA  94403-7777

Dimensional Fund Advisors, Inc.          803,106             6.2%
1299 Ocean Avenue
Santa Monica, CA  90401

Wellington Management Company, LLP       754,737             5.8%
75 State Street
Boston, MA  02109

Royce & Associates, Inc.                 750,218             5.8%
1414 Avenue of the Americas
New York, NY  10019

Helga L. Kehaya                          730,808  2          5.7%
474 Dover Road
Tequesta, FL  33469

Mark W. Kehaya                           515,903  3          4.0%
474 Dover Road
Tequesta, FL  33469

Marvin W. Coghill                        223,587  4          1.7%
J. Alec G. Murray                        207,371  5          1.6%
William A. Ziegler                         9,711                *
Robert E. Harrison                         8,611  6             *
Alfred F. Rehm, Jr.                        5,169  7             *
Henry C. Babb                              4,919  8             *
William S. Barrack, Jr.                    3,645  9             *
Charles H. Mullen                          3,238                *
Daniel M. Sullivan                         1,599                *
Paul H. Bicque                             1,479                *
B. Clyde Preslar                            1000                *
William S. Sheridan                           24                *

All directors and officers as a group    941,661             7.3%

----------------------------

* Less than one percent.
1 Executors of the estate are Helga L. Kehaya, Mark W. Kehaya and First Union National Bank.
2 Includes 9,463 shares underlying $278,000 principal amount of the Company's 7 1/4% Convertible Subordinated Debentures assuming conversion thereof at the current conversion price of $29.38 per share. Mrs. Kehaya is deemed a 10% owner by virtue of her status as an executor of the estate of Ery W. Kehaya.
3 Mr. Kehaya is deemed a 10% owner by virtue of his status as an executor of the estate of Ery W. Kehaya. Includes 493 shares held for Mr. Kehaya's account by the trustee of the Company's 401-K Savings Plan. Includes 2,558 shares owned by his daughter and 1,830 shares owned by his wife.
4 Includes 3,864 shares held for Mr. Coghill's account by the trustee of the Company's 401-K Savings Plan.
5  Includes  11,556 shares owned by Mr. Murray's wife.
6 Includes 717 shares held for Mr. Harrison's account by the trustee of the Company's 401-K Savings Plan and 66,667 shares represented by vested, unexercised stock options.
7 Includes 2,127 shares held for Mr. Rehm's account by the trustee of the Company's 401-K Savings Plan.
8 Includes 398 shares held for Mr. Babb's account by the trustee of the Company's 401-K Savings Plan.
9  Includes 555 shares owned by Mr. Barrack's wife.


                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

           The following table sets forth information concerning compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "named executive officers") for services in all capacities for fiscal year ended March 31, 1999.


                                                                                                     Long-Term
                                                                  Annual Compensation                Compensation
                                                                  -------------------                ------------
                                                                                                     Restricted       Securities
                                       Fiscal                                   Restrictedal          Stock           Underlying
Name and Principal Position            Year        Salary         Bonus         Compensation(1)      Awards(2)        Options
------------------------------------------------------------------------------------------------------------------------------------

Robert E. Harrison(3)                  1999     $ 375,000          $125,000       $3,200              $20,776          45,144(5)
     President & Chief Executive       1998       350,000           100,000        3,200               37,083         100,000
     Officer                           1997       271,250             -0-          2,250                -0-             -0-

Marvin W. Coghill                      1999     $ 342,000          $ 55,000       $3,200               $16,424          6,000
     Chairman - Tobacco Division       1998       325,000            50,000        3,200                61,145          -0-
                                       1997       310,000             -0-          3,000                 -0-            -0-

Henry C. Babb(4)                       1999     $ 227,400          $  8,000       $3,200               $ 4,008            600
     VP, Corporate Counsel &           1998        75,800             -0-          -0-                   -0-            -0-
     Secretary

Alfred F. Rehm, Jr.                    1999     $ 200,000          $ 29,000       $3,200               $ 7,072          4,000
     President & Chief Operating       1998       140,000            40,000        2,800                25,638          -0-
     Officer - Tobacco Division        1997       130,000            30,000        2,600                 -0-            -0-

Paul H. Bicque                         1999     $ 190,147          $ 19,000       $  -0-               $ 4,360          6,000
     Managing Director-Wool Div.       1998       182,430            18,000          -0-                16,118          -0-
                                       1997       164,000             -0-            -0-                 -0-            -0-




1. Employer contributions under the Company's 401(k) Savings Incentive Plan. Eligible employees in the United States may contribute the lesser of 18% of recognizable compensation or the maximum amount permitted under the Internal Revenue Code. Employee contributions are partially matched with employer contributions in the form of common stock of the Company. Noncash personal benefits for the persons named above did not exceed the lesser of $50,000 or 10% of the cash compensation reported.

2. These awards were based on fiscal 1998 performance. The amounts shown in this column were calculated by multiplying the number of shares issued by the closing market price ($8.00 per share) of the Company's common stock on the date of issuance. The shares awarded will vest proportionately over a period of four years beginning August 1999.

      As of March 31, 1999, the number of restricted shares (market value $4.75 per share) issued in 1998-99 to the persons included in the table were as follows: Mr. Harrison 2597 ($12,336), Mr. Coghill 2053 ($9,752), Mr. Babb 501 ($2,380), Mr. Rehm 884 ($4,199), and Mr. Bicque 545 ($2,589). Each
      recipient of restricted stock has all the rights, including voting and dividends, of other shareholders, subject to certain restrictions and forfeiture provisions.

3. Mr. Harrison was elected President, Chief Executive Officer, and Chief Financial Officer on August 13, 1996; from July 1995 to August 1996 he was Senior Vice President and Chief Financial Officer. He relinquished the position of Chief Financial Officer effective April 1, 1998.

4.    Mr. Babb was hired December 1, 1997.

5.    See explanation of  Mr.  Harrison's  repricing  set  forth  in  Employment
      Agreements

Option Grants During Year Ended March 31, 1999

      The following table summarizes all option grants during the year ended March 31, 1999 to the named executive officers:


                                           % of Total                                                   Potential Realizable
                            Number of      Options                                                        Value at Assumed
                            Shares         Granted to         Exercise                                  Annual Rates of Stock
                            Underlying     Employees in       or Base                                  Price Appreciation for
                            Options        Fiscal Year        Price Per     Expiration                      Option Term(2)
Name                        Granted        1999               Share         Date(1)                5%                     10%
-----                       -------        ----               -----         -----                  --                     ---
Robert E. Harrison(3)       45,144         46%                $8.875        August 10, 2005        $420,689               $440,718
Marvin W. Coghill           6,000          6%                 $8.875        August 10, 2005        $55,913                $58,575
Henry C. Babb               600            1%                 $8.875        August 10, 2005        $5,591                 $5,858
Alfred F. Rehm, Jr.         4,000          4%                 $8.875        August 10, 2005        $37,275                $39,050
Paul H. Bicque              6,000          6%                 $8.875        August 10, 2005        $55,913                $58,575

1. The stock option grants shown were made in August 1998 as a part of the Long-Term Incentive component of the Executive Compensation Program and become exercisable in equal annual installments over four years from the date of the grant.

2. The compounding assumes a four-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

3.    See explanation of  Mr.  Harrison's  repricing  set  forth  in  Employment
      Agreements.

Aggregated  Option  Exercises  in  Last  Fiscal Year and Fiscal  Year-End Option
Values

      The following table sets forth information concerning holdings as of March 31, 1999, by the named executive officers. No named executive officer exercised options during the year ended March 31, 1999.


                                   Number of Unexercised Options                         Value of Unexercised In-the-Money
                                          March 31, 1999                                   Options at March 31, 1999(1)
Name                           Exercisable(2)         Unexercisable(2)                 Exercisable(2)           Unexercisable(2)
----                           --------------         ----------------                 --------------           ----------------
Robert E. Harrison                    -0-               45,144                          $  -0-                       $ -0-
Marvin W. Coghill                     -0-                6,000                          $  -0-                       $ -0-
Henry C. Babb                         -0-                  501                          $  -0-                       $ -0-
Alfred F. Rehm, Jr.                   -0-                4,000                          $  -0-                       $ -0-
Paul H. Bicque                        -0-                6,000                          $  -0-                       $ -0-

1. Calculated by subtracting the exercise price from the closing price of the Company's Common Stock as reported by the New York Stock Exchange on March 31, 1999 and multiplying the difference by the number of shares underlying each option.

2. The first number represents the number or value (as called for by the appropriate column) of exercisable options; the second number represents the number or value (as appropriate) of unexercisable options.

Employment Agreements

      In March 1997, the Company entered into a three-year Employment Agreement with Robert E. Harrison, its President and Chief Executive Officer (and then Chief Financial Officer). The agreement provided for a base salary at that time of $350,000 per year, annual cash bonuses upon achievement of performance goals, as determined by the Compensation Committee of the Board of Directors of the Company, and other employee benefits. In addition, the agreement, which was ratified by the Board of Directors on April 14, 1997, provides for the grant to Mr. Harrison of nonqualified options to purchase 100,000 shares of Common Stock of the Company at an exercise price equal to the fair market value as of the date of the grant. These options will become exercisable, based on Mr. Harrison's continued employment with the Company, in equal annual installments over a three-year period. Mr. Harrison's employment agreement is renewable for successive two-year periods after its initial three-year term. The agreement also contains a covenant by Mr. Harrison not to compete with the Company until one year after his termination, except if he is terminated by the Company without cause. The agreement also provides that in the event Mr. Harrison's employment is terminated without cause by the Company, including or in connections with a Change in Control, he shall receive termination pay in a lump sum equal to two years' base salary and one year's bonus.

      In March 1997, the Company entered into an employment agreement with its then new President and Chief Executive Officer, Robert E. Harrison that, among other things, provided for the grant of an option to purchase 100,000 shares of common stock for $17.00 per share, the fair market value on the date of grant.

      The Committee later engaged an independent consulting firm to conduct a review of the Company's compensation programs for all of its executives. As a result of the study, the Committee approved the implementation of a stock option program for its executives. In August 1998, executives, excluding Mr. Harrison, were granted stock options with an exercise price of $8.875 per share, the fair market value at that time.

      As a result of litigation against the cigarette manufacturing industry and the recent Asian financial crisis, the stock prices for many tobacco-related companies have declined. In response to the significant decline in the price of the Company's common stock since March 1997 and the exercise price of the options issued to other executives, the Committee concluded that Mr. Harrison's option grant was no longer an effective tool to achieve the Company's long-term business strategies. The consulting firm which had conducted the study of the executive compensation program recommended that Mr. Harrison's option be revised and repriced to bring it into line with the options granted other executives. In accordance with the firm's recommendation and with Mr. Harrison's consent, his original option was, using the Black Scholes pricing model, exchanged for one of approximately equivalent value. His original option to purchase 100,000 shares at $17.00 a share was on December 15, 1998 replaced by one to purchase 45,144 shares at $8.875 a share (42 percent above the December 14, 1998 closing price of $6.25), subject to the same vesting provisions as the options granted to other executives.

                                 REPRICING TABLE

                                                                                                                     Length of
                                                Number of      Market price      Exercise                            original
                                                securities     of stock at       price at           New             option term
                                                underlying       time of          time of         exercise           remaining
                                                 options        repricing        repricing         price            at date of
         Name              Repricing Date        repriced      (per-share)      (per-share)     (per-share)          repricing
====================================================================================================================================
  Robert E. Harrison      December 14, 1998       45,144          $6.25           $17.00           $8.87             67 months


      In December, 1997, the Company entered into an Employment Agreement with Henry C. Babb, its Vice President - Public Affairs, Secretary and General Counsel. The agreement provided for a base salary at that time of $225,000 and eligibility to participate in other employee benefit programs. The agreement also provides that in the event Mr. Babb's employment is terminated without cause by the Company, including or in connection with a Change in Control, he shall receive termination pay in a lump sum equal to two years' base salary.

      In August,  1998,  the Company  entered into an Employment  Agreement with
Paul H. Bicque, the Managing Director of its wool division. The agreement provided for a base salary as determined from time to time by the Company's management and eligibility to participate in other employee benefit programs. The agreement also provides for certain severance benefits in the event of a change in control of the Company's wool division; i.e., a lump sum of one half of his then annual base salary in the event of his employment with an acquiring entity, or a lump sum of two times his then annual base salary in the event of his termination of employment without cause by the Company within one year after a change in control of the wool division.

Retirement Plans

      There is a Defined Benefit Pension Plan provided for participating employees in the United States who retire directly from the Company or who terminate service with vested rights. The Company pays the full cost of the Plan, determined on employees who are at least 21 years old and have been employed for at least one year are covered by the Plan. The right to receive benefits under the Plan is 100% vested after five years of service. The monthly benefit payable upon retirement is based on average compensation for the three highest years multiplied by various factors for each year of service up to 40. The definition of compensation includes amounts deferred under the 401(k) Savings Incentive Plan and Pretax Medical Plans, but excludes bonuses and other awards. The benefit normally is computed in the form of a straight-life annuity, or the actuarial equivalent thereof under other options specified in the Plan. In addition, an immediate benefit is provided to the surviving spouse upon death of an active or disabled participant. The maximum annual benefit payable from this Plan is limited by Section 415 of the Internal Revenue Code to $130,000 in calendar 1999 ($130,000 in 1998 and $125,000 in 1997).

      A nonqualified Supplemental Retirement Plan provides such benefits from the Company's general funds as would otherwise be provided under the above tax-qualified Plan except for Internal Revenue Code limitations on amounts which may be paid out of a tax-qualified Plan.

      The table below shows representative total annual retirement benefits payable to an employee retiring in 1999 under the above Plans for specified levels of compensation and years of service computed as a straight-life annuity at age 65.


        Final Average                                          Years of Credited Service at Age 65
         Compensation                        15               20               25              30               35               40
------------------------------------------------------------------------------------------------------------------------------------

           100,000                       21,500           28,700           35,900          43,100           49,000           52,700
           150,000                       33,900           45,200           56,500          67,800           77,200           82,900
           200,000                       46,300           61,700           77,100          92,600          105,500          113,000
           250,000                       58,700           78,200           97,800         117,300          133,700          143,100
           300,000                       71,000           94,700          118,400         142,100          162,000          173,200
           350,000                       83,400          111,200          139,000         166,800          190,200          203,400
           400,000                       95,800          127,700          159,600         191,600          218,500          233,500


        As of March 31, 1999, Messrs. Harrison, Coghill, Babb, Rehm, and Bicque had 3, 41, 1, 20, and 7 years of service, respectively, for pension purposes. The pensionable compensation covered by the US and foreign retirement plans in 1999, 1998, and 1997 for each executive officer listed in the Summary
Compensation Table is equal to the "salary" amount shown in the Table. Foreign pension plans use different formulae than the one used in preparing the above table. At March 31, 1999, Mr. Bicque had accrued annual benefits payable at age 65 of $26,940.

Performance Improvement Compensation Plan

        On August 11, 1992 the shareholders of the Company approved the adoption of a Performance Improvement Compensation Plan (the "Plan"), which is administered by the Compensation Committee of the Board of Directors. The Plan allows the grant of a number of different types of equity based compensation vehicles. Awards under the Plan may be made to participants in the form of incentive stock options, nonqualified stock options, discounted stock options, restricted stock, stock appreciation rights, phantom stock, stock awards, performance shares, and deferred stock. A maximum of 500,000 shares of Common Stock may be issued under the Plan. To date there have been grants of restricted
stock  awards  and  nonqualified   stock  options.

          The restricted stock awards granted in fiscal 1999 vest proportionally over four years, with any unvested portion of the award being subject to forfeiture if a recipient's employment is terminated other than because of death, disability, or retirement after age 62 under certain conditions. The restricted stock awards granted prior to fiscal 1999 are subject to forfeiture for a period of seven years if a recipient's employment is terminated other than reasons listed previously. The Compensation Committee may also waive the restriction. The recipient of an award may vote the stock and is entitled to cash dividends.

           The nonqualified stock option awards granted in fiscal 1999 vest proportionally over four years, with the option expiring seven years from grant date. Conditions are imposed upon the exercisability of Options in the event of retirement, death, disability, or other termination of employment as determined by the Compensation Committee.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

      The committees established by the Board of Directors to assist it in the discharge of its responsibilities are an Executive Committee, an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating Committee.

      The Executive Committee consists of J. Alec G. Murray, Marvin W. Coghill and Robert E. Harrison. This committee meets on call and has authority to act on most matters during the intervals between Board meetings. During the last fiscal year, the committee acted on various matters by unanimous written consents.

      The Audit Committee, which met five times during the last fiscal year, consists of William S. Barrack, Jr. (Chairman), Charles H. Mullen, William S. Sheridan, Daniel M. Sullivan and William A. Ziegler, none of whom have ever been employees of the Company. This committee is primarily concerned with assisting the Board in fulfilling its fiduciary responsibilities relating to accounting policies and auditing and reporting practices, and assuring the independence of the Company's public accountants, the integrity of management and the adequacy of disclosure to shareholders. Its duties include recommending the selection of independent accountants, reviewing the scope of the audits and the results thereof, and reviewing the organization and scope of the Company's internal systems of financial control and accounting policies followed by the Company.

      The Compensation Committee, which met six times during the last fiscal year, consists of William A. Ziegler (Chairman), William S. Barrack, Jr., Charles H. Mullen and Daniel M. Sullivan, none of whom have ever been employees of the Company. This committee is primarily concerned with administering the Performance Improvement Compensation Plan, determining compensation of executive officers and oversight of the Company's pension plans.

      The Finance Committee, which met four times during the last fiscal year, consists of Daniel M. Sullivan (Chairman), William S. Barrack, Jr., Robert E. Harrison, Charles H. Mullen, William S. Sheridan and William A. Ziegler. Of the current membership on the Committee, only Mr. Harrison is an officer of the Company, and there are no interlocking relationships. This Committee is primarily concerned with monitoring the financial condition of the Company; making recommendations regarding financial needs, business planning policies, capital expenditures, dividends, stock repurchases, relations with the financial community, mergers, acquisitions and other major projects; and management structure and policy development.

      The Nominating Committee, which met three times during the last fiscal year, consists of William A. Ziegler (Chairman), Robert E. Harrison, Charles H. Mullen and J. Alec G. Murray. This committee is primarily concerned with recommending to the full Board of Directors candidates for election as directors. The Committee will consider candidates recommended by shareholders. Such recommendations should be sent to the Nominating Committee, c/o Henry C. Babb, Secretary, Standard Commercial Corporation, 2201 Miller Road, Wilson, North Carolina 27893.

      The Board of Directors held five meetings during the last fiscal year. During that year, each director was present at 75% or more of the meetings of the Board and its committees on which the director served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by directors and executive officers. Except as described hereinafter, to the best of the Company's knowledge and belief, there were no late filings during fiscal 1999. Charles H. Mullen filed a late Form 5 reporting his purchase of 1,000 shares in August 1998. In September 1998, Mr. Harrison, the Company's Chief Executive Officer, filed a late Form 4 reporting his acquisition of 1,000 shares during August 1998.

DIRECTORS' COMPENSATION

      Directors who are not employees of the Company receive an annual retainer of $15,000 for serving on the Board of Directors and $10,000 for serving on Committees of the Board, plus a fee of $750 for each meeting of the Board and $250 for each Committee meeting attended. On retirement after at least five years service as a nonemployee Director, they receive annually for the number of years equaling their years of service as a nonemployee director one half the retainer in effect at the time of retirement.

COMPENSATION COMMITTEE REPORT

      The   compensation  of  the  executive   officers  is  determined  by  the
Compensation Committee.

Compensation Objectives

      In determining the total compensation of an executive officer the Committee has in mind the necessity of attracting and retaining exceptionally competent employees and motivating them to achieve maximum profitability of the Company. Compensation paid comparable executive officers by competitors is taken into account, along with performance of the Company and the individual and of the activities for which he is responsible.

Compensation Arrangements

       Apart from benefits, which are dealt with in the accompanying tables, an executive officer's total compensation consists of base salary, annual cash incentives, and long-term incentives.

       Base Salary. In determining base salaries for the executive officers, the Committee examines available reports regarding salaries paid by competitors and in industry generally and considers the executive officer's responsibilities, the past and present performance of the Company and the individual and of the activities for which he is responsible, and future potential.

        Annual Cash Incentives. On June 11, 1998, the Board of Directors adopted the Annual Cash Incentive Plan pursuant to which executive leadership is rewarded with a performance based cash award for team and personal achievements that lead to business growth and increased shareholder value. Award payouts are measured during the plan year and determined by two components; business results and key performance objectives. The business results component is based on desired financial and operating performance as determined by the Committee. Key performance objectives are based on individual goals established as at the start of each plan year.

        Long-Term Incentives. The long-term incentive arrangements allow executives the opportunity to receive shares of the Company's common stock based on the Performance Improvement Compensation Plan (the "PICP") approved by the shareholders on August 11, 1992. The PICP authorizes the Committee to make effective for designated employees various arrangements based on shares of Company stock.

        On June 14, 1993 the Committee adopted the Restricted Stock Plan (the "RSP") as a means of awarding certain employees, to the extent specified performance objectives are met, restricted shares of the Company's common stock. In doing so, the Committee had in mind not only the objectives generally applicable to the Company's compensation arrangements, but causing participating employees to own more shares of the Company's stock than might otherwise be the case and to identify more closely with shareholder interests. The Company's executive officers are among those who have been designated as eligible to participate. The RSP calls for awards of restricted stock being made on the basis of overall Company performance in terms of return on net assets. No awards are made on account of a year in which return on net assets is not at least equal to a threshold figure. The Committee establishes a target return on net assets for the year and the pool that will be available if that target is achieved. Correspondingly more or fewer shares are awarded to the extent the target is exceeded or not achieved. Shares awarded pursuant to the RSP on or after June 10, 1998 vest over a four-year period at the rate of one fourth per year. Shares awarded under the RSP prior so that date remain restricted for seven years, except in the case of specified circumstances. The Committee has the discretion to adjust awards because of changed conditions or for other reasons. A total of 89,452 restricted shares were awarded in fiscal 1999 based on fiscal 1998 performance.

        A Nonqualified Stock Option Plan (the "NSOP") was adopted by the Committee on June 10, 1998. The NSOP awards are made to certain executives on the basis of the factors considered in determining their salaries. The NSOP provides a participant the opportunity to purchase shares of the Company's common stock at a fixed price, regardless of the actual stock market price. In fiscal 1999, a total of 52,520 option shares were awarded at the option price equal to the fair market value as of the date of the grant. These grant vest one fourth on the first anniversary of the grant date and an additional one fourth on each of the second, third, and fourth anniversaries of the grant date. Each option expires seven years from its grant date, except as otherwise is provided for in the Rules, Regulations and Procedures of the NSOP or as determined by the Committee.

Chief Executive Officer's Compensation

      In determining Mr. Harrison's compensation (including base salary, bonus and stock options) for the last fiscal year, the Committee took into consideration primarily the compensation paid to chief executive officers by the Company's principal competition and an appropriate relationship between Mr. Harrison's compensation and those of the executive officers reporting to him.

      Although no executive officer of the Company received compensation in fiscal 1999 in excess of the $1 million deductibility threshold established by
Section 162(m) of the Internal Revenue Code, the Committee will continue to consider the deductibility and performance-based compensation issues raised by
Section 162(m).

      This report has been provided by the Compensation Committee: William A. Ziegler, Chairman: William S. Barrack, Jr.; Charles H. Mullen; and Daniel M. Sullivan.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee are currently William A. Ziegler, William S. Barrack, Jr., Charles H. Mullen and Daniel M. Sullivan. Messrs. Ziegler, Barrack, Mullen and Sullivan were not at any time during the fiscal year ended March 31, 1999 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

      The following graph compares total return, including reinvestment of dividends, on the Company's Common Stock to the total returns of the Standard & Poor's 500 Stock Index and a Peer Group Index (PGI) (as defined below) for the last five fiscal years ending March 31, 1999. The comparison assumes a $100 investment on March 31, 1994 in (1) Standard Commercial Common Stock, (2) the Standard & Poor's 500 Index and (3) the PGI, and shows in each case the change in stock price and dividends paid (assuming dividend reinvestment) over the ensuing five years.

                                    [GRAPH]

NOTE: The past performance shown in the graph above is not necessarily indicative of future performance.


------------------------------------------------------------------------------------------------------------------------------------
  FYE March 31                          1995                1996               1997                 1998                 1999
------------------------------------------------------------------------------------------------------------------------------------
  Standard                              $ 88                $ 62               $128                 $115                 $ 35
  S&P 500                               $116                $153               $183                 $270                 $321
  Peer Group                            $116                $148               $187                 $219                 $106
------------------------------------------------------------------------------------------------------------------------------------

      The PGI combines the weighted total return, based on the average month-end market capitalization, of the other two leaf tobacco dealers (DIMON Incorporated and Universal Corporation) publicly traded in the United States.

      Anything to the contrary notwithstanding in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report and Performance Graph shall not be incorporated by reference into any such filings nor shall they constitute soliciting material.

VOTING RIGHTS AND PROXY

      On June 16, 1999, the Company had outstanding 12,933,652 shares of common stock, all of one class and each share entitled to one vote. Shares cannot be voted at the meeting unless the owner is present or represented by proxy. A proxy may be revoked by the shareholder at any time before it is voted.

      The election of directors requires a plurality of the votes cast and the appointment of the Company's auditors requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and votes withheld, as well as broker nonvotes will be counted only in determining the presence of a quorum.

      Unless a shareholder specifies otherwise in a proxy, it will be voted FOR the election as director of the three nominees listed under the caption "Election of Directors" herein and FOR approval of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2000.

INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Deloitte & Touche LLP audited the financial statements of the Company in 1999 and, subject to shareholder ratification, the Board of Directors has reappointed this firm as the Company's Independent Public Accountants for fiscal 2000. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, and will have an opportunity to respond to questions relating to their audit of the Company's financial statements and to make a statement if they so desire.

SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company before February 25, 2000. To be included, all such proposals must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested shareholders to that Rule. In addition, the Company's Bylaws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director.

SOLICITATION OF PROXIES

      The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, employees of the Company may solicit proxies in person or by telephone.

      At the time of mailing this Proxy Statement, the management is not aware of any matters not referred to herein to be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the shares represented by the proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.


                                                        /s/ Henry C. Babb
                                                        -----------------
                                                        Henry C. Babb
June 25, 1999                                           Secretary